Exhibit 99.1

Press Release of Concorde Career Colleges, Inc.

Issued on January 15, 2004, Reporting Revenue and

Earnings Estimates for 2003 and 2004

FOR IMMEDIATE RELEASE

Contact:	Jack L. Brozman, President & Chief Executive Officer Paul Gardner, Chief Financial Officer Concorde Career Colleges, Inc. 5800 Foxridge Drive, Suite 500 Mission, Kansas 66202 (913) 831-9977

CONCORDE REPORTS REVENUE AND EARNINGS ESTIMATES FOR 2003 AND 2004

Mission, Kansas, January 15, 2004Concorde Career Colleges, Inc., NASDAQ: CCDC a provider of career training in allied health programs today announced preliminary results for the year ended December 31, 2003. The 2003 information is unaudited and not yet final.

Estimated Twelve Months Ended December 31, 2003

•	Revenue was approximately $74.7 million compared to $61.1million for the same period in 2002.
•	Operating margin ranged from 13.1% to 13.3% compared to 11.0% in 2002.
•	Diluted earnings per share ranged from $0.97 to $0.99 compared to $0.68 in 2002.
•	Cash and temporary investments ended the year at $19.8 million.
•	Student enrollment grew 11.1% to 9,454 compared to 8,510 in 2002.
•	Average student population increased 15.6% to 5,859 from 5,069.
•	Ending student population increased 13.4% to 5,732 from 5,056.

Jack Brozman, President & CEO said, “In prior years we have waited until completion of our audit by our independent accountants before releasing results. However, we felt it was important to report performance as quickly as possible in an effort to keep our shareholders informed. We anticipate 2004 revenue to range from approximately $84.0 to $85.0 million and 2004 diluted earnings per share to range from approximately $1.16 to $1.19. The 2004 information reflects our best estimate at this time. We currently have no planned acquisitions or new school openings for 2004. We will release final 2003 results on February 25th and will have a conference call at that time to discuss our results. Earnings call details will be released prior to the call.”

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the “safe-harbor” provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2003 and 2004 are forward-looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company’s ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company’s ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company’s filings on Schedule 14A, Forms 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concorde.edu.

###